                                                                   EXHIBIT 23d


The Board of Directors
Mid-State Bancshares:

We consent to incorporation by reference in the registration statement (No. 333-29161) on Form S-8 of Mid-State Bancshares of our report dated January 20, 1999, except as to note 17, which is as of April 19, 1999, relating to the balance sheet of City Commerce Bank as of December 31, 1998, and the related statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999, annual report on Form 10-K of Mid-State Bancshares.

                                       KPMG LLP


Los Angeles, California
June 5, 2000